UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2013

MURPHY USA INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35914	46-2279221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street, El Dorado, AR		71730-5836
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (870) 875-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On August 20, 2013, Murphy USA Inc. (“Murphy USA”) entered into a Severance Protection Agreement with R. Andrew Clyde, President and Chief Executive Officer (the “Agreement”).  Under the Agreement, Mr. Clyde will be entitled to the following severance benefits if, within twenty-four months following a “change in control” of Murphy USA, Murphy USA terminates his employment for any reason other than “cause” or disability, or he resigns for “good reason” (each as defined in the Agreement):

•

a lump sum cash payment equal to three times the sum of (i) Mr. Clyde’s annual base salary in effect immediately prior to the termination (or if greater, the highest rate in effect at any time during the 90 day period before the change in control) and (ii) the average of Mr. Clyde’s annual bonus for the three years prior to the termination;

•	full vesting of all outstanding equity awards;
•	continued dependent life, accident, and health insurance coverage for the 36-month period following termination; and
•	certain relocation benefits.

Mr. Clyde is not entitled to any gross-up payments for any golden parachute excise tax that may be imposed on him as a result of a change in control and subsequent termination of employment.

For one year following his termination of employment under the Agreement, Mr. Clyde will be subject to certain non-competition and non-solicitation restrictive covenants.

The foregoing descriptions is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description
10.1	Severance Protection Agreement dated as of August 20, 2013 between Murphy USA and R. Andrew Clyde.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MURPHY USA INC.
Date:	August 22, 2013	By:	/s/ Donald R. Smith, Jr.
			Name:	Donald R. Smith, Jr.
			Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
10.1	Severance Protection Agreement dated as of August 20, 2013 between Murphy USA and R. Andrew Clyde.